Exhibit 23.3

CONSENT OF HAMILTON, RABINOVITZ & ASSOCIATES, INC.

Hamilton, Rabinovitz & Associates, Inc. (“HR&A”) consents to the incorporation by reference in Crane Co.’s Post-Effective Amendment No. 1 to Form S-8 of the Annual Report on Form 10-K of Crane Co. for the year ended December 31, 2017, in which HR&A is named.
/s/ Francine F. Rabinovitz
Hamilton, Rabinovitz & Associates, Inc.

April 23, 2018